                                                                       EXHIBIT 2

                       AGREEMENT AND PLAN OF CONSOLIDATION

         This Agreement and Plan of Consolidation ("Agreement") is dated as of February 15, 2000 by and between STURGIS BANK & TRUST COMPANY, a Michigan savings bank ("Sturgis") and SOUTHERN MICHIGAN BANCORP, INC., a Michigan corporation ("Bancorp").

                                    RECITALS

         WHEREAS, neither of the Board of Directors of Sturgis nor Bancorp seeks to sell their respective entities at this time, but the Boards desire to enter into a transaction structured as a strict consolidation of equals.

         WHEREAS, Sturgis, with principal offices in Sturgis, Michigan, as of the date hereof has Four Million (4,000,000) authorized shares of common stock, par value $1.00 per share ("Sturgis Common Stock"), of which 3,094,866 shares are outstanding.

         WHEREAS, Bancorp, with its principal offices in Coldwater, Michigan owns, among other things, one hundred percent (100%) of the issued and outstanding capital stock of SOUTHERN MICHIGAN BANK & TRUST, a Michigan banking corporation ("Southern"). As of the date hereof, Bancorp has 4,000,000 authorized shares of common stock, par value $2.50 per share ("Bancorp Common Stock"), of which 1,963,818 shares are outstanding.

         WHEREAS, promptly after execution of this Agreement, Bancorp will organize Newbank, a Michigan savings bank ("Newbank"), which will be a wholly owned subsidiary of Bancorp.

         WHEREAS, the parties desire to consolidate Newbank in a reorganization qualifying as a tax free reorganization under Section 368 of the Internal Revenue Code with and into Sturgis (the "Consolidation"). As a result of the Consolidation, Bancorp will own one hundred percent (100%) of the capital stock of Sturgis and Southern with Sturgis and Southern each retaining their separate identities as chartered financial institutions.

         WHEREAS, Sturgis and Bancorp will select a new corporate name for Bancorp.

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Consolidation and also to prescribe certain conditions to the Consolidation.

         WHEREAS, the Boards of Directors of Sturgis and Bancorp (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Sturgis and Bancorp, respectively, and their respective shareholders and have approved this Agreement.

         NOW, THEREFORE, in consideration of the premises and representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE ONE
                      THE CONSOLIDATION AND RELATED MATTERS

         1.1 FORMATION OF NEWBANK. Promptly after execution of this Agreement, Bancorp shall organize Newbank as a savings bank organized under the laws of the State of Michigan with its principal office at 125 E. Chicago Road, Sturgis, Michigan.


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         1.2 MICHIGAN BANK CONSOLIDATION. At the Effective Time (as defined below), Newbank shall be consolidated with and into Sturgis which shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") in accordance with the Michigan Savings Bank Act, as amended (the "MSBA").

         1.3 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in ARTICLE FOUR hereof has been satisfied or waived, Sturgis and Newbank will file, or cause to be filed, a Consolidation Agreement with the Commissioner of the Financial Institutions Bureau (the "Commissioner") and any other applicable filings or notices required by any State or federal governmental authority for the Consolidation. The Consolidation Agreement shall be in the form required by and executed in accordance with the provisions of the MSBA. The Consolidation shall become effective at the time the Consolidation Agreement is filed with the Commissioner ("Effective Time") which shall be immediately following the Closing as defined in SECTION 1.15 hereof and on the same day as the Closing if practicable or at such other date and time as may be agreed to by the parties and specified in the Consolidation Agreement in accordance with applicable law.

         1.4 CONVERSION OF SHARES. At the Effective Time, by virtue of the Consolidation and without any action on the part of Sturgis or Newbank or the holder of shares of Sturgis or Newbank common stock:

         (a) Each share outstanding of Sturgis Common Stock issued and outstanding at the Effective Time, subject to clause (b) of this SECTION 1.4 and
SECTION 1.7 hereof and other than shares held by the Dissenting Shareholders (as defined below), shall cease to be outstanding, shall cease to exist and shall be converted into and represent solely .398 shares of Bancorp Common Stock (the "Conversion Number") and shall no longer be a share of Sturgis Common Stock.

         (b) Any shares of Sturgis Common Sock which are owned or held by any party hereto or any of their respective subsidiary(s) defined in SECTION 2.1 hereof (other than in a fiduciary capacity) at the Effective Time shall cease to exist, the certificates for such shares shall as promptly as practicable be cancelled, such shares shall not be converted into or represent any shares of Bancorp Common Stock and no shares of Bancorp Common Stock shall be issued or exchanged therefor.

         (c) Each share of Newbank common stock which is issued and outstanding immediately before the Effective Time shall be converted into and become one share of the Surviving Corporation immediately after the Effective Time.

         (d) The holders of certificates representing shares of Sturgis Common Stock shall cease to have any rights as shareholders of Sturgis as of the Effective Time, except such rights, if any, as they may have pursuant to Michigan law.

         (e) Any issued and outstanding shares of Sturgis Common Stock held by Dissenting Shareholders shall not be converted as described in this SECTION 1.4, but from and after the Effective Time shall represent only the right to receive such value as may be determined to be due to such Dissenting Shareholders pursuant to the MSBA. The "Dissenting Shareholders" shall mean any holder of Sturgis Common Stock who votes against the Consolidation at the Sturgis Shareholders Meeting or who gives notice in writing to Sturgis at or prior to the Sturgis Shareholders Meeting that such holder dissents from the Consolidation where such holder, within thirty (30) days after the Effective Time, and in compliance with the MSBA, delivers a written request to Sturgis demanding the fair value of the shares of Sturgis Common Stock held by such holder accompanied by the surrender of such holder's stock certificates.


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         1.5 SURVIVING CORPORATION IN THE CONSOLIDATION.

         (a) The name of the Surviving Corporation in the Consolidation shall be "STURGIS BANK & TRUST COMPANY." At the Effective Time, the headquarters and principal executive offices of Sturgis immediately prior to the Effective Time shall become the headquarters and principal executive offices of the Surviving Corporation.

         (b) At the Effective Time, the Articles of Incorporation of Sturgis immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation until amended as provided therein.

         (c) At the Effective Time, the Bylaws of Sturgis immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation until amended as provided therein and in the Articles of Incorporation of the Surviving Corporation.

         (d) At the Effective Time, the directors and executive officers of Sturgis immediately prior to the Effective Time shall become the directors and executive officers of Sturgis, as the Surviving Corporation, except as provided in SECTION 5.2 below until such directors or officers are replaced or additional directors or officers are elected or appointed in accordance with the provisions of the Articles of Incorporation and Bylaws of Sturgis, as the Surviving Corporation.

         (e) From and after the Effective Time, the Consolidation shall have the effect set forth in this Agreement and under the MSBA, including without limitation all the following:

             (i) The Surviving Corporation shall possess all of the rights, interests, privileges, powers and franchises and is subject to all the restrictions, disabilities, liabilities and duties of each of Sturgis and Newbank. The title to all property, real, personal and mixed is transferred to the Surviving Corporation and shall not revert or be in any way impaired by reason of the Consolidation.

             (ii) The Surviving Corporation shall hold and enjoy the same and all rights of property, franchises and interests including appointments, designations and nominations and all other rights and interests in any fiduciary capacity, in the same manner and to the same extent as those rights and interests were held or enjoyed by each of Sturgis and Newbank at the time of the Consolidation.

         1.6 AUTHORIZATION FOR ISSUANCE OF COMMON STOCK; EXCHANGE OF
             CERTIFICATES.

         (a) Prior to the Closing, Bancorp shall reserve for issuance a sufficient number of shares of Bancorp Common Stock for the purpose of issuing such shares to Sturgis' shareholders in accordance with this ARTICLE ONE. At or prior to the Effective Time, Bancorp shall supply, or shall cause to be supplied, to Registrar and Transfer Company (the "Exchange Agent") in trust for the benefit of the holders of the Sturgis Common Stock, for exchange in accordance with this SECTION 1.6 through the Exchange Agent: (i) certificates evidencing the Bancorp Common Stock issuable pursuant to SECTION 1.4(A) in exchange for outstanding Sturgis Common Stock and (ii) cash in an aggregate amount sufficient to pay for fractional shares pursuant to SECTION 1.7 (the shares and cash so deposited, together with any dividends or distributions with respect to Bancorp Common Stock held by the Exchange Agent payable after the Effective Time which shall also be deposited with the Exchange Agent, being hereinafter referred to collectively as the "Exchange Fund"). Any interest, dividends or other income earned on the investment of cash (not including the Bancorp Common Stock) held in the Exchange Fund shall be for the account of and payable to Bancorp.


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         (b) After the Effective Time, holders of certificates theretofore representing outstanding shares of Sturgis Common Stock (other than as provided in SECTION 1.4(B) above and SECTION 1.4(E) above), upon surrender of such certificates (together with the signed and completed transmittal form referred to below and such other customary documents as may be required pursuant to such instructions) to the Exchange Agent, shall be entitled to receive certificates for the number of whole shares of Bancorp Common Stock into which shares of Sturgis Common Stock theretofore evidenced by the certificate so surrendered shall have been converted as provided in SECTION 1.4 hereof and cash payments in lieu of fractional shares, if any, as provided in SECTION 1.7 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Sturgis shareholder of record at the Effective Time advising such shareholder: (i) of the effectiveness of the Consolidation and the procedure for surrendering to the Exchange Agent outstanding certificates formerly representing Sturgis Common Stock in exchange for new certificates of Bancorp Common Stock; and (ii) if applicable, of such shareholder's right under the MSBA to dissent within thirty (30) days of the Effective Time. Upon surrender, each certificate representing Sturgis Common Stock shall be cancelled.

         (c) Until surrendered as provided in this SECTION 1.6, all outstanding certificates of a holder which, before the Effective Time, represented Sturgis Common Stock (other than those representing shares cancelled at the Effective Time pursuant to SECTION 1.4(B) hereof) will be deemed for all corporate purposes (except certificates of the Dissenting Shareholders) to represent the number of whole shares of Bancorp Common Stock in which the shares of Sturgis Common Stock formerly represented thereby were converted and the right to receive cash in lieu of a fractional share interest. However, until such outstanding certificates formerly representing Sturgis Common Stock are so surrendered, no dividend or distribution payable to holders of record of Bancorp Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions, without interest, theretofore paid with respect to any such whole shares of Bancorp Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or after the Effective Time and the amount of any cash, without interest, payable to such holder in lieu of a fractional share interest pursuant to SECTION 1.7 hereof. After the Effective Time, there shall be no further registration of transfers on the records of Sturgis of outstanding certificates formerly representing shares of Sturgis Common Stock and, if a certificate formerly representing such share is presented to Bancorp or Sturgis, it shall be forwarded to the Exchange Agent for cancellation and exchange as herein provided. Six months after the Effective Time, the Exchange Agent shall return to Bancorp any certificates for Sturgis Common Stock and cash remaining in the possession of the Exchange Agent (together with any dividends and distributions in respect thereof) and thereafter shareholders of Sturgis shall look exclusively to Bancorp for shares of Bancorp Common Stock and cash to which they are entitled hereunder. Notwithstanding the foregoing, none of Sturgis, Bancorp, the Exchange Agent or any other person shall be liable to any former holder of shares of Sturgis Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar law.

         (d) All shares of Bancorp Common Stock issued or paid upon the conversion of Sturgis Common Stock in accordance with the above terms and conditions shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Sturgis Common Stock.

         (e) If any new certificate for Bancorp Common Stock is to be issued in a name other than that in which the certificate surrendered and exchanged thereof is registered, it shall be a condition of the issuance therefore that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate representing shares of Bancorp Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.


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         (f) In the event any certificate representing Sturgis Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Bancorp Common Stock as may be required pursuant hereto; provided, however, that Bancorp or the Exchange Agent may, in its discretion and as a condition precedent to the issuance or payment thereof, require the owner of such lost, stolen, or destroyed certificate to deliver a bond in the sum as it may direct as indemnity against any claim that may be made against Sturgis, Bancorp, the Exchange Agent or any other person with respect to the certificate alleged to have been lost, stolen or destroyed.

         (g) Bancorp or the Exchange Agent shall be entitled to deduct and withhold from the consideration paid in exchange for Sturgis Common Stock such amounts as Bancorp or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Bancorp or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid.

         1.7 NO FRACTIONAL SHARES. Notwithstanding any term or provision hereof, no fractional shares of Bancorp Common Stock, or any other evidence of ownership thereof, will be issued upon the conversion of or in exchange for any shares of Sturgis Common Stock; no dividend or distribution with respect to Bancorp shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Bancorp. In lieu of such fractional share interest, any holder of Sturgis Common Stock who would otherwise be entitled to a fractional share of Bancorp will, upon surrender of this certificate or certificates representing Sturgis Common Stock outstanding immediately before the Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise be entitled and the closing price of Bancorp Common Stock on the trading day immediately prior to the date of the Effective Time. For purposes of determining such fractional share interest, such shares of Sturgis Common Stock owned by a Sturgis shareholder shall be combined so as to calculate the maximum number of whole shares of Bancorp issuable to such Sturgis shareholder.

         1.8 DISSENTER'S RIGHTS. Bancorp and Sturgis agree to comply in all respects with the provisions of the MSBA whereby shareholders of Sturgis have the right to dissent from the Consolidation and demand payment in cash for shares of Sturgis Common Stock. As provided in SECTION 1.4(E) above, shares held by a Dissenting Shareholder shall not be converted into Bancorp Common Stock and cash in lieu of fractional shares.

         1.9 ANTI-DILUTION. The consideration received with respect to each share of Sturgis Common Stock shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Bancorp Common Stock or Sturgis Common Stock), reorganization, recapitalization or other like change with respect to Bancorp Common Shares or Sturgis Common Stock, as appropriate, occurring after the date hereof and prior to the Effective Time. Notwithstanding the foregoing, no adjustment shall be made pursuant to this provision for any stock option plan adopted by Bancorp and approved by its shareholders at an annual or special meeting.

         1.10 SHAREHOLDERS' MEETING. Sturgis shall, at the earliest practicable date, hold a meeting of shareholders (the "Sturgis Shareholders Meeting") to submit this Agreement for adoption by its shareholders. The affirmative vote of two-thirds of the issued and outstanding shares of Sturgis Common Stock entitled to vote shall be required for such adoption. With respect to the Sturgis Shareholders Meeting, Sturgis shall comply with all notice and other requirements of the MSBA.


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         1.11 STURGIS STOCK OPTIONS.

         (a) Section 1.11 of Sturgis' Disclosure Schedule sets forth a list of each stock option outstanding on the date of this Agreement (collectively, the "Sturgis Stock Options") to purchase Sturgis Common Stock heretofore granted pursuant to the Sturgis Stock Option Plan dated April 28, 1989 and the Sturgis Director's Option Plan dated April 28, 1989 (collectively the "Sturgis Option Plans"). Section 1.11 of Sturgis' Disclosure Schedule sets forth with respect to each Sturgis Option Plan the option exercise price, the number of shares subject to the option, the dates of grant, vesting, exercisability and expiration of the option and that the option is either a qualified or a non-qualified stock option. Without the prior written consent of Bancorp, no additional stock options shall, after the date of this Agreement, be granted under the Sturgis Option Plans.

         (b) At the Effective Time, each Sturgis Stock Option which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Sturgis Common Stock and shall be converted automatically into an option to purchase the shares of Bancorp Common Stock in amount and at an exercise price (and subject to the terms of the Bancorp Option
Plan) determined as provided below: (i) the number of shares of Bancorp Common Stock to be subject to the new options shall be equal to the product of the number of shares of Sturgis Common Stock subject to the original Sturgis Stock Option and the Conversion Number, provided that any fractional shares of Bancorp Common Stock resulting from such multiplication shall be rounded down to the nearest whole share, and (ii) the exercise price per share of Bancorp Common Stock under the new option shall be equal to the exercise price per share of Sturgis Common Stock under the original Sturgis Option Plan divided by the Conversion Number, provided that such exercised price shall be rounded down to the nearest whole cent.

         (c) At the 2000 annual meeting of shareholders of Bancorp, the holders of Bancorp Common Stock shall vote on approval of a Stock Option Plan whereby qualified and non-qualified stock options may be issued in amounts sufficient to convert the options on Section 1.11 of Sturgis' Disclosure Schedule pursuant to this SECTION 1.11.

         1.12 REGISTRATION STATEMENT; PROSPECTUS.

         (a) For the purposes (i) of registering with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities the Bancorp Common Stock to be issued to holders of Sturgis Common Stock in connection with the Consolidation, and (ii) of holding the Sturgis Shareholders Meeting, the parties shall cooperate in the preparation of an appropriate registration statement (such registration statement together with all and any amendments and supplements hereinafter referred to as the "Registration Statement"), including the prospectus and proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder.

         (b) Sturgis shall furnish such information concerning Sturgis and its subsidiaries as is necessary in order to cause the prospectus and proxy statement, insofar as it relates to such entities, to comply with SECTION 1.12(A) hereof. Sturgis agrees promptly to advise Bancorp if at any time before the Sturgis Shareholders Meeting any information provided by Sturgis in the prospectus and proxy statement (through incorporation by reference or otherwise) becomes incorrect or incomplete in any material respect and to provide Bancorp with the information needed to correct such inaccuracy or omission. Sturgis shall furnish Bancorp with such supplemental information as necessary in order to cause such prospectus and such proxy statement, insofar as it relates to Sturgis and its subsidiaries, to comply with SECTION 1.12(A).

         (c) Bancorp shall furnish Sturgis with such information concerning Bancorp and its subsidiaries as is necessary in order to cause the prospectus and proxy statement, insofar as it relates to such entities, to comply with
SECTION 1.12(A) hereof. Bancorp agrees promptly to advise Sturgis if at any time before the Sturgis Shareholders Meeting (through incorporation by reference or otherwise) becomes incorrect or incomplete in any material respect to provide Sturgis with the information needed to correct such inaccuracy or omission. Bancorp shall furnish Sturgis with such supplemental information as may be necessary in order to cause the prospectus and proxy statement, insofar as it relates to Bancorp and its subsidiaries, to comply with
SECTION 1.12(A).

         (d) Bancorp shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Sturgis and Bancorp shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and applicable state security laws at the earliest practicable date. Sturgis authorizes Bancorp to utilize in the Registration Statement the information concerning Sturgis and its subsidiaries incorporated by reference in, and provided to Bancorp for the purpose of inclusion in, the prospectus and proxy statement. Bancorp shall advise Sturgis promptly when the Registration Statement has become effective and of any supplements or amendments thereto and Bancorp shall furnish Sturgis with copies of all such documents. Before the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material that might constitute a "Prospectus" relating to the Consolidation within the meaning in the Securities Act.

         (e) The parties intend that the Consolidation shall qualify for "pooling of interest" accounting treatment under Accounting Principles Board Opinion No. 16 and SEC Accounting Series Releases 130 and 135, as amended, and each of the parties shall use its best efforts and take all actions reasonably necessary to cause the Consolidation to qualify for such accounting treatment; provided, however, if the parties mutually determine that the "pooling of interest" accounting treatment desired by the parties is not available or is not practicable (for any reason, including but not limited to, the exercise of dissenters rights by holders of Sturgis Common Stock), the following provisions shall become effective and supercede any other provision or provisions in this Agreement to the contrary:

             (i) The parties shall cause the Consolidation to be treated as a "purchase" for accounting purposes and not as a "pooling of interest", and each of the parties shall use its best efforts and take all actions reasonably requested to obtain approval of and close the Consolidation under "purchase" accounting treatment.

             (ii) The parties shall, in compliance with the terms of SECTIONS 1.12(A)-(D) above, revise and resubmit the Registration Statement to the SEC as soon as practicable with the Consolidation treated as a "purchase" for accounting purposes and not as a "pooling of interest".

             (iii) The condition to closing set forth in SECTION 4.1(G) shall be deemed waived without any further action on behalf of either party and all other provisions in this Agreement requiring the Consolidation to be treated as a "pooling of interest" for accounting purposes shall be revised to require the Consolidation to be treated as a "purchase" for accounting purposes.

             (iv) If Sturgis has held a Sturgis Shareholders Meeting whereat the shareholders voted on the Consolidation with the understanding that the Consolidation would qualify for "pooling of interest" treatment, Sturgis shall hold a second Sturgis Shareholders Meeting in compliance with SECTION 1.10 above whereat the shareholders will vote on the Consolidation with the understanding that the Consolidation would be treated as a "purchase" for accounting purposes.

             (v) The condition to closing set forth in SECTION 4.1(K) shall be amended to read in entirety as follows: "Dissenter Rights. The holders of not more than 770,000 shares of Sturgis Common Stock shall have taken one or both of the following actions: (i) given notice in writing to Sturgis at or prior to the Sturgis Shareholders Meeting that such holder dissents from the Consolidation, or (ii) voted against the Consolidation at the Sturgis Shareholders Meeting."

         1.13 COOPERATION AND REGULATORY APPROVALS. The parties, and their respective affiliates and subsidiaries, shall cooperate in the preparation and submission by them, as promptly as reasonably practical, of such applications, petitions, and other filings as they may reasonably deem necessary or desirable to any bank regulatory authority, the Department of Justice, SEC, Secretary of State of Michigan, other regulatory or governmental authorities, holders of the voting shares of common stock of Sturgis and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated hereby. Each party shall have the right to review and comment on such applications, petitions and filings in advance and shall furnish to the other copies thereof promptly prior to submission thereof. Any such materials must be acceptable to both Sturgis and Bancorp prior to submission to any regulatory or governmental entity or authority or transmission to shareholders or other third parties, except to the extent that Sturgis or Bancorp is legally required to proceed prior to obtaining the acceptance of the other party hereto. Each party agrees to consult with the other with respect to obtaining all necessary consents and approvals, and each will keep the other apprised of the status of matters relating to such approvals and consents and the consummation of the transactions contemplated hereby. At the date hereof, no party is aware of any reason that any regulatory approval required to be obtained by it would not be obtained or would be obtained subject to conditions that would have a result in a material adverse effect on this Agreement or the transactions contemplated herein.

         1.14 BANCORP NAME. Prior to the Closing and pursuant to the Michigan Business Corporation Act, as amended, , Bancorp shall adopt an assumed name which is reasonably agreeable to Bancorp and Sturgis. It is the intent of the parties that at the 2001 annual meeting of the shareholders of Bancorp, the shareholders of Bancorp shall be entitled to vote to amend the Articles of Incorporation of Bancorp to change Bancorp's legal corporate name to such assumed name.

         1.15 CLOSING. If (i) this Agreement has been duly approved by the shareholders of Sturgis, (ii) an assumed name for Bancorp has been adopted pursuant to SECTION 1.14, and (iii) all conditions of this Agreement have been satisfied in all material respects or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the offices of Dresser, Dresser, Gilbert & Haas, P.C., Sturgis, Michigan, or at such other place as the parties agree, at which time the parties will exchange certificates, letters and other documents as required hereby and will make the filings described in
SECTION 1.3 hereof. Such Closing will take place within thirty (30) days after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in ARTICLE FOUR of this Agreement or at such other time as the parties agree. The parties shall use their best efforts to cause this Closing to occur on or before December 31, 2000.

         1.16 TAX CONSEQUENCES; ACCOUNTING TREATMENT. It is intended that (i) the Consolidation shall constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code, (ii) this Agreement constitutes a "plan of reorganization" for purposes of Section 368 of the Internal Revenue Code, and (iii) as provided in SECTION 1.12(E) above, if available, the Consolidation shall qualify for "pooling of interest" accounting treatment under Accounting Principles Board Opinion No. 16 and SEC Accounting Series Releases 130 and 135, as amended.

                                   ARTICLE TWO
                         REPRESENTATIONS AND WARRANTIES

         Sturgis (with respect to itself and with respect to each of its Subsidiaries individually) represents and warrants to Bancorp, and Bancorp (with respect to itself and with respect to each of its Subsidiaries individually) represents and warrants to Sturgis, except as disclosed in the Disclosure Schedule delivered by each party to the other pursuant to SECTION 2.29 hereof (which Disclosure Schedule shall be prepared separately by each party and include exceptions for such party and its Subsidiaries), as follows:

         2.1 ORGANIZATION. It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization as set forth in Section 2.1 of its Disclosure Schedule. Section 2.1 of its Disclosure Schedule lists each "subsidiary" (the term "subsidiary" when used with respect to any party means any entity (including without limitation any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is consolidated with such party for financial reporting purposes) (individually a "Subsidiary" and collectively the "Subsidiaries"). It has all requisite power and authority and, to the extent required by applicable law, is licensed to own, lease and operate its properties and conduct its businesses as now being conducted. It has delivered or made available to the other party true, complete and correct copies of its Articles of Incorporation, Bylaws and other organizational documents, as in effect on the date of this Agreement. To the extent it is a depositary institution, all eligible accounts thereof are insured by the Federal Deposit Insurance Corporation ("FDIC"). It has full power and authority (including all licenses, franchises, permits and governmental authorizations which are legally required) to engage in all material respects in the business and activities now conducted by it.

         2.2 CAPITALIZATION. Its authorized capital stock and the number of issued and outstanding shares of its capital stock as of the date hereof are accurately set forth in the Recitals of this Agreement. All outstanding shares of its common stock are duly authorized, validly issued, fully paid, nonassessible and free of preemptive rights. Except (i) as set forth in Section
2.2 of its Disclosure Schedule or (ii) with respect to the Sturgis Option Plans as set forth in Section 1.11 of its Disclosure Schedule, as of the date of this Agreement, there are no options, convertible securities or warrants or other rights to purchase or acquire any of its capital stock from it and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which it is subject with respect to the issuance, voting or sale of issued or unissued shares of its capital stock. A true and complete copy of each plan and agreement pursuant to which such options, convertible securities, warrants or other rights have been granted or issued, as in effect as of the date of this Agreement, is included in Section 2.2 of its Disclosure Schedule.

         2.3 OWNERSHIP OF SUBSIDIARIES. All outstanding shares or ownership interests of its Subsidiaries are validly issued, fully paid, nonassessible and owned beneficially and of record by it or one of its Subsidiaries free and clear of any lien, claim, charge, restriction, rights of third parties, or encumbrance (collectively "Encumbrance"), except as set forth in Section 2.3 of its Disclosure Schedule. There are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any capital stock or ownership interests of any of its Subsidiaries and no contracts to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock or ownership interests of any of its Subsidiaries. It does not own more than 2% of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or more than 2% of the aggregate profit participations in any entity other than a Subsidiary or as otherwise set forth in Section 2.3 of its Disclosure Schedule.

         2.4 FINANCIAL STATEMENTS AND REPORTS. No registration statement, offering circular, proxy statement, schedule or report filed by it or any of its Subsidiaries under various securities and financial institution laws and regulations ("Regulatory Reports"), on the date of its effectiveness in the case of registration statements, or on the date of filing in the case of reports or schedules, or on the date of mailing in the case of proxy statements, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. For the past three years, it has timely filed all Regulatory Reports required to be filed by it under various securities and financial institution laws and regulations except to the extent that any failure to do so, in the aggregate, would not have a material effect; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of the respective date or the date as amended, did not contain any untrue statements of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the

Regulatory Reports (or to be included in Regulatory Reports) to be filed after the date hereof (i) were or will be (with respect to financial statements in respect of periods ending after December 31, 1999), prepared in accordance with its books and records, and (ii) present (and in the case of financial statements and respective periods ending after December 31, 1999, will present) fairly the consolidated financial position and the consolidated results of operations or income, changes in shareholders' equity and cash flows of it as of the dates and for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis with prior periods. Its audited financial statements after December 31, 1998 and for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) as of such date required to be reflected in such financial statements in accordance with generally accepted accounting principles and contain or will contain, as the case may be, adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any, as of such date in accordance with generally accepted accounting principles. Except as disclosed in its financial statements at December 31, 1999, there exists no set of circumstances that could reasonably be expected to result in any liability or obligation, taken as a whole, material to it and its Subsidiaries except for transactions effected or actions occurring or taken after December 31, 1999 (i) in the ordinary course of business, (ii) as permitted by this Agreement, or (iii) as disclosed in its Regulatory Reports filed after December 31, 1999 and before the date of this Agreement. A true and complete copy of such December 31, 1999 financial statements have been delivered by it. The books and records of it have been, and are being, maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements.

         2.5 ABSENCE OF CHANGES.

         (a) Since December 31, 1999, there has been no material adverse change affecting it and there is no occurrence, event or development of any nature existing or, to its best knowledge, threatened which may reasonably be expected to have a material adverse effect upon it.

         (b) Except as set forth in Section 2.5 of its Disclosure Schedule or in its Regulatory Reports filed after December 31, 1999 and before the date of this Agreement, since December 31, 1999, it has owned and operated its assets, properties and businesses in the ordinary course and consistent with past practice.

         2.6 PROSPECTUS AND PROXY STATEMENT. At the time the prospectus and proxy statements are mailed to its shareholders for the solicitation of proxies for the approvals referred to in SECTION 1.10 hereof and at all times after such mailing up to and including the time that such approvals, such prospectus and proxy statement (including any supplements thereto), with respect to all information set forth therein relating to it and its shareholders, its common stock, this Agreement, the Consolidation and other transactions contemplated hereby, will:

         (a) Comply in all material respects with applicable provisions of the Securities Act, the Exchange Act and the rules and regulations under such Acts; and
         (b) Not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

         2.7 BROKER'S OR FINDER'S FEES. It has not incurred or will not incur any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Agreement or the transactions contemplated hereby, except for fees payable to Raymond James Financial, Inc. by Sturgis pursuant to an engagement agreement which has been fully disclosed to Bancorp and fees payable to Austin Associates, Inc. by Bancorp pursuant to an engagement letter which has been fully disclosed to Sturgis.

         2.8 LITIGATION AND OTHER PROCEEDINGS. Except as set forth in Section
2.8 of its Disclosure Schedule, there is no litigation, action, suit, investigation or proceeding pending or, to the best of its knowledge, overtly threatened, against or affecting it or involving any of its properties or assets, at law or in equity before any federal, state, municipal, local or other governmental authority which individually or in the aggregate involve: (i) a claim for damages or other monetary relief being one percent (1%) or more of its combined capital stock, surplus and undivided profits, including reserves, or
(ii) matters which, if resolved adversely to the interest of it, would presently, or in the future, materially and adversely effect the operations of it or its ability to perform under this Agreement, and to the best of its knowledge, no one has asserted and no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims, litigation, suits, actions and/or proceedings against it based upon the wrongful action or inaction of it or its officers, directors or employees.

         2.9 COMPLIANCE WITH LAW. Except as set forth in Section 2.9 of its Disclosure Schedule:

         (a) It is in compliance in all material respects with all laws, regulations, ordinances, rules, judgments, orders or decrees applicable to its operation or business, including without limitation the Equal Credit Opportunity Act, The Fair Housing Act, The Community Reinvestment Act, The Homeowners' Disclosure Act, and all other applicable fair lending laws or other laws relating to discrimination. It has received no notice from any federal, state, local government or governmental or regulatory agency or body of any material violation of, and does not know of any material violations of this SECTION 2.9(A).

         (b) It has all permits, licenses, certificates of authority, franchises, orders and approvals of, and have made all filings, applications and registrations with, all federal, state, local government or governmental or regulatory agency or body that are required in order to permit it to carry on its business as it is presently being conducted.

         (c) It has not received since January 1, 1997 notification or communication from any government or governmental or regulatory agency or body or the staff thereof: (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances that any such government or governmental or regulatory agency or body administers or enforces, (ii) threatening to revoke any license, franchise, permit or application, or (iii) threatening or contemplating any enforcement action by or supervisory or any other written agreement with a state or federal banking regulator or any revocation or limitation of, or action which would have the effect of revoking or limiting, FDIC deposit insurance.

         2.10 CORPORATE ACTIONS. Its Board of Directors (at a meeting duly called and held) has by the requisite vote (i) determined that the Consolidation is advisable and in the best interests of it and its shareholders, (ii) duly approve the Consolidation and this Agreement and authorized its officers to execute and deliver this Agreement and to take all action necessary to consummate the Consolidation and the other transactions contemplated hereby, and
(iii) in the case of Sturgis, authorized and directed the submission for shareholders' approval of adoption of this Agreement. In the case of Bancorp, it is not required to submit this Agreement to its shareholders for approval.

         2.11 AUTHORITY. Except as set forth in Section 2.11 of its Disclosure Schedule, neither the execution and delivery of and performance of its obligations under this Agreement by it nor the consummation of the Consolidation will violate any of the provisions of, or constitute a breach of default, under or give any person the right to terminate or accelerate payment or performance under (i) its Articles of Incorporation or Bylaws, (ii) any regulatory restraint on the acquisition of it or control thereof, (iii) any law, rule, ordinance or regulation or judgment, order, decree, award or governmental permit or license to which it is subject, or (iv) any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which it is a party or is subject or by which its properties or assets is bound and which provides for payment by, on behalf of, or to it in excess of $50,000.00 in the aggregate over the term of such Contract. It acknowledges that the consummation of the Consolidation and the other transactions contemplated hereby is subject to shareholder approval in the case of Sturgis and to various governmental or regulatory approvals. It has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder, subject, to the approval or adoption of this Agreement by its shareholders where required under applicable law. Other than the receipt of Governmental Approvals (as defined in SECTION 4.1(C) hereof), the approval or adoption of this Agreement by its shareholders if required by applicable law, and except as set forth in Section 2.11 of its Disclosure Schedule with respect to any Contract, no consents or approvals are required on its behalf in connection with the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered on behalf of it and assuming due authorization, execution and delivery by every other party to this Agreement, constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency, or creditors' rights generally and general principles of equity.

         2.12 EMPLOYMENT ARRANGEMENTS.

         (a)  Except as set forth in Section 2.12 of its Disclosure Schedule:

              (i) All employees of it are employees-at-will, may be terminated at any time for any lawful reason or for no reason and have no entitlement to employment by virtue of any oral or written contract, employer policy or otherwise;

              (ii) There are no agreements, plans or other arrangements with respect to employment, severance or other benefits with any current or former directors, officers or employees of it which may not be terminated without penalty or expense on thirty (30) days' or less notice to any such person;

              (iii) No Payments and benefits to current or former directors, officers and employees of it resulting from the transactions contemplated hereby or the termination of such persons' service or employment within two years after completion of the Consolidation will cause the imposition of excise taxes under Section 4999 of the Internal Revenue Code or the disallowance of a deduction to it pursuant to
         Section 162, 280G or any other Section of the Internal Revenue Code;
         and

              (iv) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (A) constitute a stated "Triggering Event" under any "Employee Plans" (as defined in SECTION 2.13(A) hereof) or "Benefit Arrangements" (as defined in SECTION 2.13(A) hereof) of it that will result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer, stockholder or employee of it, (B) materially increase any benefits otherwise payable under any Employee Plans or Benefit Arrangements of it, or (C) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

         (b) It is not a party to any collective bargaining agreement or labor union contract. To the best of its knowledge, (i) no grievance procedure, arbitration proceeding or other labor controversy is pending against it under any collective bargaining agreement that would result in a material liability,
(ii) it has complied in all material respects with all laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal employment, safety, collective bargaining and the payment of social security and similar taxes and it is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except, in each case, any of the foregoing which, individually or in the aggregate would not have a material adverse effect on it, and (iii) there is no unfair labor practice or similar complaint against it pending before the National Labor Relations Board or similar authority or strike, dispute, slow down, work stoppage or lockout pending or threatened against it or any complaint pending before the Equal Employment Opportunity Commission or any comparable federal, state or local fair employment practices agency and none has existed during the past three years that was not dismissed without liability on the part of it.

         2.13 EMPLOYEE BENEFITS. It maintains only the employee benefit plans ("Employee Plans") set forth in Section 2.13 of its Disclosure Schedule (true and correct copies of which have been delivered to the other party). None of the Employee Plans of it is and it has not participated in, or contributed to, a "Multi-Employee Plan" as defined in Section 3(37) of the Employment Retirement Income Security Act of 1974 ("ERISA") or a "Multiple Employer Plan" as covered in Section 413(c) of the Internal Revenue Code or any plan which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code. It has not incurred nor does it reasonably expect to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) and 401k of the Internal Revenue Code are qualified, and it is not aware of any fact which would adversely effect the qualified status of such plans. The Internal Revenue Service has issued a current favorable determination letter with respect to the qualified status of the Employee Plans and has not taken any action to revoke such letter. Except as set forth in Section 2.13 of the Disclosure Schedule: (a) it does not provide health, medical, death or survivor benefits to any former employee, retiree or beneficiary thereof or (b) it does not maintain any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, employee stock ownership, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single, or class of Directors, officers or employees (whether active or retired) (collectively "Benefit Arrangements"). There are no restrictions on the rights of it to amend or terminate any Employee Plans or Benefit Arrangements without incurring any liability thereunder.

         Except as disclosed in Section 2.13 of its Disclosure Schedule: (a) all Employee Plans and Benefit Plans which are in effect were in effect for substantially all of calendar year 1999 and there has been no material amendment thereof, (other than amendments required to comply with applicable law) or increase of the cost thereof or benefits payable thereunder on or after January 1, 2000, (b) to its best knowledge, with respect to all Employee Plans and Benefit Arrangements, it is in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements, (c) it has performed all obligations required to be performed by it under the Employee Plans (including, but not limited to, the making of all contributions) and is not in default under and has no knowledge of any default by any other party to the Employee Plans, (d) to its best knowledge, neither it nor any party in interest, within the meaning of Section 4975 of the Internal Revenue Code or Section 3(14) of ERISA, has engaged in any prohibited transaction, as this term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, that could subject the Employee Plans to any tax or penalty, (e) there are no actions or claims pending (other than routine claims for benefits) or, to its best knowledge, threatened against the Employee Plans, (f) no proceeding has been initiated to terminate the Employee Plans, and
(g) to its best knowledge, no condition exists that could constitute grounds for the termination of any Employee Plan under ERISA; no "Prohibitive Transaction" as defined in ERISA and the Internal Revenue Code, has occurred with respect to any Employee Plan.

         2.14 INFORMATION FURNISHED. No statement contained in any schedule, certificate or other document furnished (whether before, on or after the date of this Agreement) or to be furnished in writing by or on behalf pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement contained therein, in light of the circumstances under which it is made, not misleading.

         2.15 PROPERTY AND ASSETS. It is the sole and absolute owner of the assets (real and personal, tangible and intangible) reflected in the financial statements at December 31, 1999 referred to in SECTION 2.4 hereof or acquired subsequent thereto (other than assets which are under Leases in accordance with generally accepted accounting principles and assets which have been disposed of since the date of such financial statements in the ordinary course of business). It has good and marketable title to all such assets free and clear of any and all Encumbrances, except for (a) the Encumbrances, if any, listed in Section
2.15 of its Disclosure Schedule, (b) in each case for any assets the failure to have good and marketable title or the existence of such Encumbrance which, individually or in the aggregate, would not have a material adverse effect on it, and (c) in the case of real property: (i) such items are shown in such financial statements or the notes thereto, (ii) liens for current real estate taxes not yet delinquent, (iii) easements, restrictions of record and title exceptions that are not material to the value or use of such property, (iv) property sold or otherwise transferred in the ordinary course of business since the date of such financial statements, and (v) as otherwise specifically indicated in its Regulatory Reports filed after December 31, 1999 and before the date of this Agreement. No one has any written or oral agreement, option, understanding, or commitment, or any right or privilege capable of becoming an agreement for the purchase from it of any of the material assets owned or leased by it. It enjoys peaceful and undisturbed possession under all material leases for the use of real property or personal property under which they are lessee; all of such leases are valid and binding and in full force and effect, and it is not in default in material respect under any such lease. No default will arise under any material real property, material personal property lease or material intellectual property license by reason of the consummation of the Consolidation without the lessor's or licensor's consent except as set forth in Section 2.15 of its Disclosure Schedule. Except as set forth in Section 2.15 of its Disclosure Schedule: (a) there has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting any of the real properties or material personal property of it since December 31, 1999, and (b) all fixed assets material to its business and currently used by it are, in all material respects, in good operating condition and repair.

         2.16 AGREEMENTS AND INSTRUMENTS. Except as set forth in its Regulatory Reports filed after December 31, 1999 and before the date of this Agreement or in Section 2.16 of its Disclosure Schedule, it is not a party to (a) any material agreement or commitment not made in the ordinary course of business,
(b) any agreement, indenture or other instrument relating to the borrowing of money by it, (c) any agreements to make any loans or for the provision, purchase or sale of goods, services or property between it and any Director or officer of it, (d) any agreements with or concerning any labor or employee organization to which it is a party, (e) any agreements between it and any five percent (5%) or more stockholder of it, and (f) any agreements, directives, orders or similar arrangements between or involving it, any state or regulatory authority.

         2.17 MATERIAL CONTRACT DEFAULTS. It is not in default under any respect under any contract, agreement, commitment, arrangement, lease, insurance policy other instrument to which it is a party or by which its assets, business or operation may be bound or affected or under which its assets, business or operations receive benefits, which default is reasonably expected to have, either individually or in the aggregate, a material adverse effect on it, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         2.18 TAX MATTERS.

         (a) It has duly and properly filed all federal, state and other tax returns and reports required to be filed and has timely made payments on all taxes showing thereon to be due and payable, whether disputed or not; the current status of audits of such returns and reports by the Internal Revenue Service and other applicable tax authorities is as set forth in Section 2.18 of its Disclosure Schedule; and, except as set forth in Section 2.18 of the Disclosure Schedule, there is no agreement by it for the extension of time for the assessment or payment of any taxes payable. Except as set forth in Section
2.18 of the Disclosure Schedule, neither the Internal Revenue Service nor any other taxing authority is now asserting or, to its best knowledge, is threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) nor is it aware of any basis for any such assertion or claim. It has complied in all material respects with applicable Internal Revenue Service backup withholding requirements. It has complied with all applicable state law tax collection and reporting requirements.

         (b) Adequate provision for any unpaid federal, state or local taxes due or to become due for all periods through and including December 31, 1999 has been made and is reflected in its December 31, 1999 financial statements referred to in SECTION 2.4 hereof and has been or will be made with respect to periods ending after December 31, 1999.

         2.19 ENVIRONMENTAL MATTERS.

         (a) Except as set forth in Section 2.19 of its Disclosure Schedule and to its knowledge, it does not own, lease or otherwise control any property affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos which requires removal or encapsulation. It has no knowledge of, and has not received written notice from any governmental or regulatory body of, any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance or other environmental laws or regulations, orders, decrees, judgments or injunctions, issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, investigation or remediation activity based on or related to the manufacture, processing, distribution, treatment, storage, disposal, transport or handling, discharge, release, generation or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to its knowledge, threatened against it relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder. To its knowledge, there is no reasonable basis for any such claim, action, suit, proceeding, hearing, investigation or remediation activity that would impose any material liability or that could reasonably be expected to have a material adverse effect on it.

         (b) None of its "Loan Portfolio Properties, Trust Properties and Other Properties" as defined in this SECTION 2.19(B) is in violation of or has any liability absolute or contingent under any environmental laws or regulations, except any such violations or liabilities which, individually or in the aggregate would not have a material adverse effect on it. There are no actions, suits, demands, notices, claims, investigations or proceedings threatened or relating to any of its Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information (from any federal or state environmental agency relating to any such liability under or violation of any environmental laws or regulation), which would impose liability upon it pursuant to any environmental law or regulation, except such as would not, individually or in the aggregate have a material adverse effect on it. "Loan Portfolio Properties, Trust Properties and Other Properties" means, any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed to secure debt or other security interest by it whether directly, as an agent, as a trustee or other fiduciary or otherwise.

         2.20 LOAN PORTFOLIO AND PORTFOLIO MANAGEMENT.

         (a) All evidences of indebtedness reflected as assets on its financial statement at December 31, 1999 referred to in SECTION 2.4 hereof, or originated or acquired since such date, are (except with respect to those assets which are no longer assets of it) binding obligations except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except as to the availability of equitable remedies, including specific performance, which are subject to the discretion of the court before which a proceeding is brought, and the payment of no material amount thereof (individually or in the aggregate with other evidences of indebtedness) is subject to any defenses or offsets which have been threatened or asserted against it. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priorities specified in the loan documents. All such indebtedness which is secured by an interest in personal property is secured by a valid and perfected security interest having the priorities specified in the loan agreement, except in each case in which individually or in the aggregate, the failure to have such a security interest would not have a material adverse effect on it. All loans originated, directly or indirectly or purchased by it at the time entered into and at times owned by it in compliance with all material respects with all applicable laws and regulations (including, without limitation, all consumer protection laws and regulations). It administers loans and investment portfolios in accordance with all applicable laws and regulations and the terms of all applicable instruments. The records of it regarding all loans outstanding on its books are accurate in all material respects.

         (b) Section 2.20 of its Disclosure Schedule sets forth a list, of aggregate amount of loans, extensions of credit and other assets of it that have been adversely designated, criticized or classified by it as of January 31, 2000, separated by category or classifications or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any representative of any governmental or regulatory authority as "Special Mention" "Substandard," "Doubtful," "Loss", or words of similar import are excluded from amounts disclosed in the Asset Classification other than amounts of loans, extensions of credit or other assets that were charged off by it or before the date hereof.

         2.21 REAL ESTATE LOANS; INVESTMENTS.

         (a) Except for properties acquired in settlement of loans, there are no facts, circumstances or contingencies known to it which exist and would require a material reduction under generally accepted accounting principles of the present carrying value of any of the real estate investments, joint ventures, construction loans or other investments or other loans of it.

         (b) It has good and marketable title to all securities held by it free and clear of any Encumbrance, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of it. Such securities are valued on its books in accordance with generally accepted accounting principles. No material investment is subject to any restrictions, contractual, statutory or other that would materially impair the ability of it to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges for security interest given to secure public funds on deposit.

         2.22 DERIVATIVE CONTRACTS. It is not a party to, nor has it agreed to enter into, an exchange-traded or over-the-counter-swap, forward, future, option, cap, floor or collar financial contract or other contract not included in its financial statement as of December 31, 1999 which is a derivative contract (including various combination thereof) (each, a "Derivative Contract"), except for those Derivative Contracts set forth in Section 2.22 of its Disclosure Schedule including a list, as applicable, of any of its assets pledged as security for a Derivative Contract.

         2.23 INTELLECTUAL PROPERTY.

         (a) It owns or has the right to use pursuant to license, sub-license, agreement or permission, all intellectual property necessary for the operation of its businesses presently conducted and as presently proposed to be conducted. The term "Intellectual Property" means all trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof, copyrights and registrations and applications for registration thereof, computer software, data and documentation, trade secrets and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), other proprietary rights, and copies of tangible embodiments thereof (in whatever form or medium).

         (b) To the best of its knowledge, it has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and it has not received any charge, compliant, claim or notice alleging any such infringement, interference, misappropriation or violation. To its knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with intellectual property rights of it.

         (c) Each item of intellectual property that any third party owns and that it uses pursuant to license, sublicense, agreement or permission (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect, (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms on or after the Closing, (iii) no party to the license, sublicense, agreement or permission is in breach or default and no event of default has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof, and (v) it has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

         2.24 NO INVESTMENT COMPANY. It is not an "Investment Company" or a company "controlled by" an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended.

         2.25 TAX TREATMENT; POOLING OF INTEREST. It knows of no reason why the Consolidation will fail to qualify as a reorganization under Section 368 of the Internal Revenue Code. Except as set forth in Section 2.25 of its Disclosure Schedule, all share repurchase programs previously authorized by its Board of Directors, except to the extent that it is advised by the SEC that such purchases would not adversely affect the ability of the parties to account for the Consolidation as a "pooling of interest" for accounting purposes, have been revoked by resolution duly adopted on or prior to the date hereof.

         2.26 YEAR 2000 WARRANTY. Except as set forth in Section 2.26 of its Disclosure Schedule, the computer systems and software programs of it (including equipment and devices which are computer controlled or include imbedded microprocessors) are Year 2000 Compliant (as defined below); provided, however, that it makes no representations or warranties as to whether the computer systems or software programs of any supplier, vender, customer or other third party are Year 2000 Compliant and this SECTION 2.26 shall not apply if a computer system or software program of any supplier, vender, customer or other third party directly or indirectly causes its computer systems or software programs to be non-year 2000 Compliant. The term "Year 2000 Compliant", with respect to a computer system or software program, means that such computer system or program, as applicable: (i) is capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, (ii) has the ability to provide date recognition for any data element without limitation, (iii) has the ability to recognize all "leap years" including February 29, 2000.

         2.27 INSIDER TRADING. It has reviewed its stock transfer records since July 26, 1999 and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, it has not, and to its knowledge (a) no director or officer of it, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person knowingly provided material nonpublic information by any one or more of these persons; has purchased or sold, or caused to be purchased or sold, any shares of it during any period when it was in possession of material nonpublic information or in violation of any applicable provisions of the Exchange Act.

         2.28 INSURANCE. It maintains insurance in full force and effect on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $25,000.00 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has cancelled or refused to renew a policy of insurance covering its assets, properties, premises, operations, or personnel. It has given adequate and timely notice to each carrier, and has complied with all policy provisions, with respect to any known claim for which a defense and/or indemnification may be available to it.

         2.29      EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

         (a) Within fourteen (14) days of the date hereof, Bancorp shall deliver to Sturgis and Sturgis shall deliver to Bancorp each party's respective Disclosure Schedule setting forth exceptions to its and its Subsidiaries' representations and warranties in this ARTICLE TWO, provided that each exception set forth in a Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the Disclosure Schedule corresponding to a Section in ARTICLE TWO and provided further that no such exception is required to be set forth in a Disclosure
Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by
SECTION 2.29(B).

         (b) If the Disclosure Schedule of either party reveals the existence of any fact, circumstance or event, individually or taken together with all other facts, circumstances or events, which would constitute a material adverse effect or material adverse change (as defined in SECTION 2.29(C)), then either party, in writing, may terminate this Agreement within five (5) business days after receipt of such Disclosure Schedule and (i) this Agreement shall become void and have no effect except the provisions of SECTIONS 2.7, 3.6, 8.2 AND 8.12 shall survive; and (ii) each party shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated herein.

         (c) None of the representations or warranties of Bancorp or Sturgis contained in ARTICLE TWO shall be deemed untrue or incorrect, and no party shall be deemed to have breached its representations or warranties contained herein, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events, would not have a material adverse effect or material adverse change on such party. As used in this Agreement, the term "material adverse effect" or "material adverse change" means an effect or change which (i) is materially adverse to the financial condition of a party and its respective Subsidiaries taken as a whole, (ii) significantly and adversely affects the ability of Bancorp or Sturgis to consummate the transactions contemplated hereby or to perform its material obligations hereunder or (iii) enables any person to prevent the consummation of the transactions contemplated hereby, provided however that any effect or change resulting from (A) actions or omissions of Bancorp or Sturgis contemplated by this Agreement or taken with the prior consent of the other party in contemplation of the transactions provided for herein, or (B) circumstances affecting the financial institutions industry generally (including changes in laws or regulations, accounting principles or general levels of interest rates) which do not adversely affect a party and its Subsidiaries, taken as a whole, in a manner significantly different than the other party hereto, shall be deemed not to be or have a material adverse effect or result in a material adverse change.

                                  ARTICLE THREE
                                    COVENANTS

         3.1 INVESTIGATION; ACCESS AND COPIES. Between the date of this Agreement and the Effective Time, each party agrees to give the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its Subsidiaries at all reasonable times and to furnish and cause its Subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in ARTICLE TWO of this Agreement or any list, schedule or certificate delivered or to be delivered in connection herewith and such other documents, records or information with respect to the businesses and properties of it as the other party or its respective agents or representatives shall from time to time reasonably request; provided however, that any such inspection: (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected, and (b) shall not affect any of the representations and warranties hereunder. Each party will give prompt written notice to the other party of any event or development which (i) had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (ii) would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (iii) materially relates to the satisfaction of the conditions set forth in ARTICLE FOUR of this Agreement. Notwithstanding anything to the contrary herein, no party hereto shall be required to provide access to or to disclose information where such access or disclosure would have jeopardized the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between the parties or the terms of this Agreement, where access to information may be adverse to the interest of such party. To the extent reasonably practical, the parties hereto will make appropriate substitute disclosure arrangements where the restrictions of the preceding sentence apply.

         3.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Effective Time or the termination of this Agreement, each party agrees, on behalf of itself and its respective Subsidiaries, except insofar as the President of Sturgis or the President of Bancorp shall otherwise consent in writing (which consent shall not be unreasonably withheld):

         (a) That it and its Subsidiaries shall (i) except as contemplated in this Agreement conduct their businesses only in the ordinary course consistent with past practices, (ii) maintain their books and records in accordance with past practices, and (iii) use all reasonable efforts to preserve intact their business organization and assets, to maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and take no action that would (A) adversely affect the ability of any of them to obtain any Governmental Approvals (as defined in SECTION 4.1(C) hereof) or which would reasonably be expected to hinder or delay receipt of Governmental Approvals or (B) adversely affect its ability to perform its obligations under this Agreement;

         (b) That, except as expressly permitted in this SECTION 3.2(B), it and its Subsidiaries shall not: (i) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, except for dividends in accordance with past practice, (ii) reacquire or buy any of its outstanding shares, (iii) issue or sell any shares of capital stock of it except shares of it issued pursuant to exercise of stock options previously issued and identified in SCHEDULE 1.11, (iv) effect any stock split, stock dividend, reverse stock split or other reclassification or recapitalization of its common stocks, or (v) issue any options or other rights to purchase its capital stock. Notwithstanding the foregoing, Bancorp may adopt a stock option plan after the date of this Agreement and prior to the Effective Date as contemplated by
SECTION 1.11(C) above.

         (c) That, except as expressly permitted in this SECTION 3.2(C), it and its Subsidiaries shall not: (i) sell, dispose of or pledge any significant assets of it other than in the ordinary course of business consistent with past practices or to borrow funds consistent with the provisions hereinafter contained, (ii) merge or consolidate it into another entity or acquire any other entity or except in accordance with its written business plan in effect on the date hereof, acquire any significant assets, (iii) sell or pledge or agree to sell or pledge or permit any lien to exist on any stock of any of its Subsidiaries owned by it, (iv) change the Articles of Incorporation or, charter, Bylaws or other governing instruments of it, except as contemplated by this Agreement, (v) engage in any lending activities other than in the ordinary course of business consistent with past practices, (vi) form any new Subsidiary (except as contemplated by this Agreement with respect to Newbank and Sturgis and Southern each creating their own limited liability company for single business tax purposes) or cause or permit a material change in the activities presently conducted by any Subsidiary or make any additional investment in Subsidiaries in excess of $50,000.00, (vii) engage in any off balance sheet interest rate swap agreement, except to hedge interest rate risk on certificates of deposit or mortgage servicing rights, or to hedge interest rate risk and/or credit risk on commitments to extend consumer credit secured by residential mortgage loans,
(viii) engage in any material activity not contemplated by its written business plan in effect on the date hereof, (ix) purchase any equity securities other than Federal Home Loan Bank Stock or incur or assume any indebtedness except in the ordinary course of business, (x) authorize capital expenditures other than in the ordinary course of business, (xi) implement or adopt any change in its accounting principles, practices, or methods other than as may be required by generally accepted accounting principles, or (xii) make any change to or take any action to amend, modify or terminate its Contracts. The limitations contained in this SECTION 3.2 shall also be deemed to constitute limitations as to the making of any commitment with respect to any matters set forth in this
SECTION 3.2.

         (d) That, except as expressly permitted in this SECTION 3.2(C), it and its Subsidiaries shall not: (i) grant any general increase in compensation or benefits to its employees or officers or pay any bonus to its employees or officers except in accordance with policies in effect on the date hereof, (ii) enter into, extend, renew, modify, amend or otherwise change any employment or severance agreement with any of its directors, officers or employees (except as provided in SECTION 4.1(I) below), (iii) grant any increase in fees or other increases in compensation or benefits to any of its present or former directors in such capacity, and (iv) establish or sponsor any new Employee Plan or Benefit Arrangement or effect any material change in its Employee Plans or Benefit Arrangements (unless such change is contemplated by this Agreement or is required by applicable law or, in the opinion of its counsel, is necessary to maintain continued qualification of tax-qualified plan that provides for retirement benefits).

         3.3 NO SOLICITATION. Each party agrees on behalf of itself and each of its Subsidiaries that it will not authorize or permit any director, officer, employee, investment banker, financial consultant, attorney, accountant or other representative of it, directly or indirectly to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Take Over Proposal" (as defined in this SECTION 3.3). Except as the fiduciary duties of its Board of Directors may otherwise require (as determined in good faith after consultation with its legal counsel), each party agrees that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it, directly or indirectly: (i) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets, to any person or entity in connection with any Take Over Proposal, (ii) to negotiate any Take Over Proposal with any person or entity, or (iii) to enter into any agreement, letter of intent or agreement in principle as to any Take Over Proposal. Each party agrees that it shall promptly give notice to the other upon becoming aware of any Take Over Proposal, such notice to contain, at a minimum, the identity of the person submitting the Take Over Proposal, a copy of any written inquiry or other communication, the terms of any Take Over Proposal, any information requested or discussion sought to be initiated and the status of any request, negotiations or expression of interest. As used in this Agreement "Take Over Proposal" shall mean any proposal other than as contemplated by this Agreement for a consolidation or other business combination involving either party or for the acquisition of a ten percent or a greater equity interest in either party or any of their respective Subsidiaries or for the acquisition of a substantial portion of the assets of either party or any of their respective Subsidiaries.

         3.4 SHAREHOLDER APPROVAL. Sturgis shall call the meeting(s) of its shareholders for the purpose of voting upon this Agreement and related matters, as referred to in SECTION 1.10 and, if necessary, SECTION 1.12(E)(IV) hereof, as soon as practicable. In connection with the Sturgis Shareholders Meeting, the Board of Directors shall recommend approval of this Agreement and any other matters requiring shareholder action relating to the transactions contemplated herein unless as a result of an unsolicited Take Over Proposal received by a party after the date hereof, the Board of Directors of Sturgis determines in good faith after consultation with its legal counsel and investment banking firm that to do so would constitute a breach of the fiduciary duties of such Board of Directors to the shareholders of Sturgis. Sturgis shall use its best effort to solicit from its shareholders proxies in favor of approval, and to take all other action necessary or helpful to secure a vote of the holders of the outstanding shares of its common stock in favor of this Agreement, except as the fiduciary duties of the Board of Directors may otherwise require.

         3.5       COMPLIANCE WITH ACCOUNTING AND SECURITIES RULES.

         (a) After execution of this Agreement, (i) Sturgis shall use its best efforts to cause to be delivered to Bancorp from each person who may be deemed to be an "affiliate" of Sturgis within the meaning of Rule 145 of the Securities Act, a written letter agreement as of a date prior to the date of the Sturgis Shareholders Meeting in form reasonably satisfactory to Bancorp, regarding restrictions on resale of shares of Bancorp Common Stock, to ensure compliance with applicable restrictions imposed under the federal securities laws and, prior to the Effective Time, Sturgis shall use its best efforts to secure such written letter agreement from persons who become an affiliate of it subsequent to the date hereof, and (ii) neither party shall take any action which would prevent the Consolidation and the other transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code, or, except as provided in SECTION 1.12(E) above, which would disqualify the Consolidation as a "pooling of interests" for accounting purposes.

         (b) Because the Consolidation is intended to qualify for pooling of interests accounting treatment, the shares of Bancorp Common Stock received by Sturgis affiliates in the Consolidation shall not be transferable until such time as financial results covering at least 30 days of post-Consolidation operations have been published, and the certificates representing such shares will bear an appropriate restrictive legend. Bancorp shall use its best efforts to publish as promptly as reasonably practical but in no event later than forty-five (45) days after the end of the first full month after the Effective Time in which there are at least thirty (30) days of post-consolidation combined operations (which month may be the month in which the Effective Time occurs), combined net interest income and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135. In the event the Consolidation is to be treated as a "purchase" pursuant to SECTION 1.12(E) above, this SECTION 3.5(B) shall be null and void.

         3.6 PUBLICITY. Between the date of this Agreement and the Effective Time, neither party nor any of its Subsidiaries shall, without the prior approval of the other party (which approval shall not be unreasonably withheld) issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or third party with respect to the Consolidation or the other transactions contemplated hereby, except as required by applicable law or applicable rules of the National Association of Security Dealers, Inc. The parties shall cooperate when issuing or making any press release, disclosure statement with respect to the Consolidation or any other transactions contemplated hereby.

         3.7 COOPERATION. Between the date of this Agreement and the Effective Time, the parties and their respective Subsidiaries shall, in conformance with provisions of this Agreement, use their best efforts, and take all actions necessary or appropriate to consummate the Consolidation and the other transactions contemplated hereby at the earliest practicable date.

         3.8 ADDITIONAL FINANCIAL STATEMENTS AND REPORTS. As soon as reasonably practical after they become publicly available, each party shall furnish to the other its statements of financial condition, statements of operation or statements of income, statements of cash flow and statements of changes in shareholders' equity at all dates and for all periods before the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operation and cash flow of the respective parties (subject, in the case of unaudited financial statements to (a) normal year-end audit adjustments, (b) any other adjustments described therein, and (c) the absence of notes which, if presented, would not differ materially from those included in the most recent audited financial statements), and all such financial statements will be prepared in conformity with the requirements of Form 10-Q or 10-K under the Exchange Act. As soon as reasonably practical after they are filed, each party shall, to the extent permitted under applicable law, furnish to the other its Regulatory Reports.

         3.9 STOCK EXCHANGE LISTING. After the Closing, Bancorp agrees to use all commercially reasonable efforts to cause Bancorp Common Stock to be listed in the NASDAQ National Market.

         3.10 EMPLOYEE BENEFITS AND AGREEMENTS. The Employee Plans shall not be terminated by reason of the Consolidation, but shall continue thereafter as plans of Sturgis and Bancorp until such time as the Employee Plans are integrated, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Consolidation.

         3.11      SECTION 3.11 has been intentionally omitted.

         3.12 FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in its Disclosure Schedule and, except as expressly contemplated or permitted by this Agreement neither party shall, without the prior written consent of the other party: (a) take any action that would prevent or impede the Consolidation from qualifying (i) for "pooling of interest" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

         3.13 LEGAL CONDITIONS TO CONSOLIDATION. Each party shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Consolidation and, subject to the conditions set forth in ARTICLE FOUR hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or authority and any other third party which is required to be obtained by it or any of its Subsidiaries in connection with the Consolidation and the other transactions contemplated by this Agreement.

         3.14 COMPLIANCE. Each party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all laws, regulations, agreements, court orders, and administrative orders applicable to the conduct of its business unless the application of such laws, regulations, or orders is being contested in good faith and the other party has been notified of such contest.

         3.15 MAINTENANCE. Each party will use all reasonable efforts to maintain its and its Subsidiaries' property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted.

         3.16 PRESERVATION OF GOODWILL. Each party will use all reasonable efforts to preserve its and its Subsidiaries' business organizations intact, to keep available the services of its and its Subsidiaries' present officers and employees, and to preserve the goodwill of its and its Subsidiaries' customers and others having business relations with it or its Subsidiaries.

         3.17 INSURANCE POLICIES. Each party shall use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its and its Subsidiaries' assets, properties, premises, operations, and personnel in such amounts against such risk and loss as are presently in force.

         3.18 CHARGE-OFFS. Each party shall maintain its and its Subsidiaries' reserve for loan and lease losses in a manner in conformity with its prior practice and applicable industry, regulatory and accounting standards.

         3.19 DATA PROCESSING CONTRACTS. Each party shall maintain all material data processing contracts of it and its Subsidiaries.


                                  ARTICLE FOUR
                           CONDITIONS OF CONSOLIDATION

         4.1 GENERAL CONDITIONS. The obligations of each party to effect the Consolidation shall be subject to the satisfaction (or written waiver by such party, to the extent such condition is waivable) of the following conditions before the Effective Time:

         (a) SHAREHOLDER APPROVAL. The holders of the outstanding shares of Sturgis Common Stock shall have approved or adopted this Agreement as specified in SECTION 1.10 and SECTION 1.12(E)(IV) hereof or as otherwise required by applicable law.

         (b) NO PROCEEDINGS. No order shall have been entered and remain in force restraining or prohibiting the Consolidation and any legal, administrative, arbitration, investigatory or other proceedings by any governmental or judicial or other authority. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental or regulatory authority which prohibits, materially restricts or makes illegal the consummation of the Consolidation.

         (c) GOVERNMENTAL APPROVALS. To the extent required by applicable law or regulation, all approvals of or filings with any governmental or regulatory authority (collectively "Governmental Approvals") shall have been obtained or made, and any waiting period shall have expired in connection with the consummation of the Consolidation; provided, however, that none of the proceedings shall be deemed obtained or made if it shall be conditioned or restricted in a manner that would have or result in a material adverse effect on the parties hereto. All other statutory or regulatory requirements for the valid consummation of the Consolidation shall have been satisfied.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC (and no proceedings for that purpose shall have been initiated or threatened by the
SEC) and, if the offer and sale is subject to the securities laws of any state, shall not be subject to a stop order of any state's securities authority.

         (e) FEDERAL TAX OPINION. Each party shall have received an opinion of its independent accountants, dated as of the Effective Time, to the effect that for federal income tax purposes (i) the Consolidation will qualify as a reorganization under Section 368 of the Internal Revenue Code, (ii) no gain or loss will be recognized by Sturgis or Bancorp by reason of the Consolidation,
(iii) no gain or loss will be recognized by any shareholder of Sturgis upon the exchange of Sturgis Common Stock solely for Bancorp Common Stock in the Consolidation, (iv) the basis of the Bancorp Common Stock received by each shareholder of Sturgis who exchanges Sturgis Common Stock for Bancorp Common Stock in the Consolidation will be the same as the basis of Sturgis Common Stock surrendered and exchanged therefor (subject to any adjustments required as a result of receipt of cash in lieu of a fractional share), (v) the holding period of the Bancorp Common Stock received by a shareholder of Sturgis in the Consolidation will include the holding period of the Sturgis Common Stock surrendered in exchange therefor, provided that such shares of Sturgis Common Stock were held as a capital asset by such shareholders at the Effective Time, and (vi) cash received by a Sturgis shareholder in lieu of a fractional share interest of Bancorp Common Stock as part of the Consolidation will be treated as having been received as a distribution in full payment in exchange for the fractional share interest which such shareholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Sturgis stock was a capital asset in such shareholders' hands at the Effective Time).

         (f) THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Governmental Approvals referred to in SECTION 4.1(C) hereof) required for the execution, delivery and performance of this Agreement and the consummation of the Consolidation shall have been obtained and shall be in full force and effect unless the failure to obtain such consent or approval is not reasonably likely to have, individually or in the aggregate a material adverse effect on the parties or transaction hereto.

         (g) POOLING OF INTEREST. Each party shall have received a letter, effective as of the Effective Time, from its independent accountants addressed to it to the effect that the Consolidation will qualify for "pooling of interest" accounting treatment.

         (h) FAIRNESS OPINION. Each party shall have received its written fairness opinion from its financial consultant.

         (i) EMPLOYMENT AGREEMENTS. Bancorp shall have entered into Employment Agreements in form and substance reasonably acceptable to Bancorp and Sturgis with: (i) Leonard L. Eishen, (ii) James T. Grohalski and (iii) such other individuals, if any, as shall be mutually agreed upon by Bancorp and Sturgis.

         (j) STOCK OPTION PLAN. The holders of the outstanding shares of Bancorp Common Stock shall have approved a Stock Option Plan at the 2000 annual meeting of Bancorp's shareholders whereby Bancorp shall be authorized to issue qualified and non-qualified stock options in sufficient amounts to convert the options for Sturgis Common Stock specified in SCHEDULE 1.11 to options for Bancorp Common Stock as provided in SECTION 1.11 above.

         (k) DISSENTER RIGHTS. The independent accounting firms regularly retained by Bancorp and Sturgis shall have mutually determined that the Consolidation would qualify as a "pooling of interest" for accounting purposes if all the holders of Potentially Dissenting Shares (as defined below) perfect their dissenters' rights under MSBA. As used herein, "Potentially Dissenting Shares" shall mean all shares held by any holder of Sturgis Common Stock where such holder shall have taken one or both of the following actions: (i) given notice in writing to Sturgis at or prior to the Sturgis Shareholders Meeting that such holder dissents from the Consolidation, or (ii) voted against the Consolidation at the Sturgis Shareholders Meeting.

         (1) BANCORP NAME. Bancorp shall have adopted an assumed name by the procedure specified in SECTION 1.14 hereof.

         4.2 CONDITIONS TO OBLIGATIONS OF STURGIS. The obligations of Sturgis to effect the Consolidation and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver of Sturgis of the following conditions before the Effective Time:

         (a) NO MATERIAL ADVERSE EFFECT. Between the date of this Agreement and the Closing, Bancorp shall not have been affected by any event or change which has had or caused a material adverse effect or material adverse change on it.

         (b) REPRESENTATIONS, WARRANTIES AND CONDITIONS. The representations and warranties of Bancorp (i) shall be true and correct as of the date hereof and at the Effective Time with the same effect as though made at the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Bancorp, (ii) Bancorp and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Effective Time, and (iii) Bancorp shall have delivered to Sturgis a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, certifying as to the satisfaction of clauses (i) and (ii) hereof.

         (c) NO LITIGATION. Neither Bancorp nor any Bancorp Subsidiary shall be subject to any pending litigation which, if determined adversely to Bancorp or to any Bancorp Subsidiary, would have a material adverse effect on Bancorp.

         (d) AUDITED FINANCIALS. Bancorp shall have delivered to Sturgis audited consolidated financial statements at and for the year ended December 31, 1999, including an unqualified opinion of Bancorp's independent auditors related thereto.

         (e) OTHER CERTIFICATES. Bancorp shall have delivered to Sturgis such other certificates and instruments as Sturgis and its counsel may reasonably request. The form and substance of all certificates, instruments and other documentation delivered to Sturgis under this Agreement shall be reasonably satisfactory to Sturgis and its counsel.

         (f) OPINION OF LEGAL COUNSEL. Bancorp shall have delivered to Sturgis an opinion of Miller, Canfield, Paddock & Stone, P.L.C., counsel for Bancorp, dated as of the date of the Closing and in form reasonably satisfactory to counsel for Sturgis.

         4.3 CONDITIONS TO OBLIGATIONS OF BANCORP. The obligations of Bancorp to effect the Consolidation and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by Bancorp of the following additional conditions before the Effective Time:

         (a) NO MATERIAL ADVERSE EFFECT. Between the date of this Agreement and Closing, Sturgis shall have not been affected by any event or change which has had or caused a material adverse effect or material adverse change on Sturgis.

         (b) REPRESENTATIONS, WARRANTIES AND CONDITIONS. The representations and warranties of Sturgis shall (i) be true and correct as of the date hereof and at the Effective Time with the same effect as though made at the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Sturgis, (ii) Sturgis and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects and satisfied all conditions under this Agreement on its part to be satisfied at or before the Effective Time, and (iii) Sturgis shall have delivered to Bancorp a certificate, dated the Effective Time and signed by its President and chief financial officer, certifying as to the satisfaction of clauses (i) and (ii) hereof.

         (c) NO LITIGATION. Neither Sturgis nor any Sturgis Subsidiary shall be subject to any pending litigation which, if determined adversely to Sturgis or to any Sturgis Subsidiary, would have a material adverse effect on Sturgis.

         (d) AUDITED FINANCIALS. Sturgis shall have delivered to Bancorp audited financial statements at and for the year ended December 31, 1999, including an unqualified opinion of Sturgis' independent auditors related thereto.

         (e) OTHER CERTIFICATES. Sturgis shall have delivered to Bancorp such other certificates and instruments as Bancorp and its counsel may reasonably request. The form and substance of all certificates, instruments and other documentation delivered to Bancorp under this Agreement shall be reasonably satisfactory to Bancorp and its counsel.

         (f) OPINION OF LEGAL COUNSEL. Sturgis shall have delivered to Bancorp an opinion of Dresser, Dresser, Gilbert & Haas, P.C., counsel for Sturgis, dated as of the date of Closing and in form reasonably satisfactory to counsel for Bancorp.

                                  ARTICLE FIVE
                              CORPORATE GOVERNANCE

         5.1 STURGIS AND SOUTHERN OFFICERS AND EMPLOYEES. After the Effective Time, Sturgis as the Surviving Corporation and Southern shall continue to have the same officers and employees as immediately before the Effective Time subject to the discretion of the continuing Board of Directors of Sturgis and Southern.

         5.2 STURGIS AND SOUTHERN BOARD OF DIRECTORS. The present Boards of Directors of Sturgis and Southern shall continue to serve as the Board of Directors of Sturgis and Southern after the Consolidation except that Sturgis shall cause James T. Grohalski to be added to the Board of Directors of Sturgis and Bancorp shall cause Leonard L. Eishen to be added to the Board of Directors of Southern. The Bylaws of Sturgis and Southern shall be amended as necessary to accommodate such additions.

         5.3 BANCORP BOARD OF DIRECTORS. Bancorp shall cause all of the Directors of Bancorp except James T. Grohalski or another Director designated by the Board of Directors of Bancorp (the "Designated Director") to resign as of the Effective Time. Immediately after the Effective Time, the Designated Director, as the sole remaining Director of Bancorp, shall elect the individuals identified in Section 5.3 of each party's Disclosure Schedule to the Board of Directors of Bancorp for the terms indicated: (i) two (2) individuals designated by Bancorp and one (1) individual designated by Sturgis for a one (1) year term,
(ii) two (2) individuals designated by Bancorp and one (1) individual designated by Sturgis for a two (2) year term, and (iii) two (2) individuals designated by Sturgis and one (1) individual designated by Bancorp for a three (3) year term; provided that the Designated Director shall continue to serve the balance of his or her elected term and shall, for purposes of the foregoing, be deemed an individual designated by Bancorp for that particular term.

         5.4 BANCORP OFFICERS AND COMMITTEES. Bancorp shall cause all of the officers of Bancorp to resign as of the Effective Time. It is the intention of the parties that immediately after the Board of Directors of Bancorp is formed under SECTION 5.3 above, the Board of Directors will take action to elect: Leonard L. Eishen as President and Chief Executive Officer ("CEO") of Bancorp; James T. Grohalski as Vice-Chairman, Chief Operating Officer and Chief Financial Officer of Bancorp; James Morrison as Chairman of Bancorp; James Goethals as Vice Chairman of Bancorp; and all members of all committees of the Bancorp Board of Directors with equal representation from both the Sturgis and Bancorp designated board members. It is intended by the parties that at age sixty-five (65) years, Leonard L. Eishen will be succeeded by James T. Grohalski as President and CEO of Bancorp and Leonard L. Eishen will become Chairman of the Board of Directors of Bancorp.

         5.5 BYLAWS. At the Effective Time, the Bylaws of Bancorp shall be amended and restated to provide as follows (the "Amended and Restated Bylaws"):


         (a) The Board of Directors of Bancorp shall have nine (9) members with staggered three (3) year terms and no Director may stand for election after age seventy (70) years.

         (b) Bancorp shall not take any of the following actions unless such action is authorized by a vote of seventy five percent (75%) of the members of the Board of Directors of Bancorp:

                   (i) amendments to Bancorp's Articles of Incorporation or the Amended and Restated Bylaws;

                   (ii) approval of any merger, share exchange or dissolution involving Bancorp or any of its subsidiaries;

                   (iii) sale or transfer of substantially all of the corporate assets of Bancorp or any of its subsidiaries;

                   (iv) issuance and/or sale of any stock of Bancorp including the establishment of the consideration to be accepted by Bancorp for the sale of any shares of its stock;

                   (v) acquisition by Bancorp of another business or operation by way of merger, share exchange, purchase of stock, purchase of assets or otherwise wherein the consideration paid or delivered exceeds either 10% of the book value of assets of Bancorp and its subsidiaries or 10% of the fair market value of outstanding capital stock of Bancorp, as applicable;

                   (vi) any action taken by Bancorp as a shareholder of any subsidiary including, without limitation, Sturgis and Southern; and

                   (vii) election of officers, nomination of directors and appointment of Board of Directors committee members.

                                   ARTICLE SIX
                           TERMINATION OF OBLIGATIONS

         6.1 TERMINATION OF AGREEMENT AND ABANDONMENT OF CONSOLIDATION. This Agreement may be terminated at any time before the Effective Time, whether before or after approval thereof by the shareholders of Sturgis or Bancorp, as provided below:

         (a) MUTUAL CONSENT. By mutual consent of the parties as evidenced by their written agreement.

         (b) CLOSING DELAY. At the election of either party, as evidenced by written notice, if the Closing shall not have occurred on or before December 31, 2000, or such later date as shall have been agreed to in writing by the parties, provided, however, that the right to terminate under this SECTION 6.1(B) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

         (c) CONDITIONS TO STURGIS' PERFORMANCE NOT MET. By Sturgis (provided it has not breached this Agreement to any material extent) upon delivery of written notice of termination to Bancorp if any event occurs (through no fault of Sturgis) which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Sturgis to effect the Consolidation set forth in SECTIONS 4.1 and 4.2 hereof and non-compliance is not waived in writing by Sturgis.

         (d) CONDITIONS TO BANCORP'S PERFORMANCE NOT MET. By Bancorp (provided it has not breached this Agreement to any material extent) upon delivery of written notice of termination to Sturgis if any event occurs (through no fault of Bancorp) which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Bancorp to effect the Consolidation set forth in SECTIONS 4.1 and 4.3 hereof and non-compliance is not waived in writing by Bancorp.

         (e) BREACH. By either Sturgis or Bancorp if there has been a material breach of the other party's representations and warranties (as contemplated in this Agreement), covenants or agreements set forth in this Agreement of which written notice has been given to such breaching party and which has not been fully cured or cannot be fully cured within the earlier of
(i) thirty (30) days after receipt of such notice or (ii) five (5) days prior to the Closing and which breach would, in the reasonable opinion of the non-breaching party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the non-breaching party.

         (f) STURGIS ELECTION. By Sturgis if the Board of Directors of Bancorp shall have authorized Bancorp to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Take Over Proposal.

         (g) BANCORP ELECTION. By Bancorp if: (i) the Board of Directors of Sturgis shall not have publicly recommended in the prospectus and proxy statement that its shareholders approve and adopt this Agreement or shall have withdrawn, modified or changed in any manner adverse to Bancorp its approval or recommendation of this Agreement, or (ii) the Board of Directors of Sturgis shall have authorized Sturgis to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Take Over Proposal.

         6.2 TERMINATION; LACK OF SURVIVAL OF REPRESENTATIONS AND WARRANTIES. In the event of termination of this Agreement pursuant to SECTION
6.1 hereof:

         (a)       This Agreement shall become void and have no effect, except
(i) the provisions of SECTIONS 2.7, 3.6, 8.2 and 8.12 shall survive; (ii) a termination pursuant to SECTION 6.1(E) hereof shall not relieve the breaching party from any liability for any uncured intentional breach of a representation, warranty, covenant or agreement giving rise to such termination and the party whose representations and warranties were incorrect or who breached such covenant or agreement shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement (including reasonable legal and accounting fees), in addition to all rights and remedies to which such non-breaching party may otherwise be entitled; (iii) in the event of a termination pursuant to SECTION 6.1(F) by Sturgis, Bancorp shall pay Sturgis Five Hundred Thousand and 00/100 Dollars ($500,000.00) as a break-up fee plus all costs, fees and expenses incurred by Sturgis in connection with the preparation, negotiation, execution and performance of this Agreement (including reasonable legal and accounting fees) which shall be the sole and exclusive remedy of Sturgis in connection with such termination of this Agreement; and
(iv) in the event of a termination pursuant to SECTION 6.1(G) by Bancorp, Sturgis shall pay Bancorp Five Hundred Thousand and 00/100 Dollars ($500,00.00) as a break-up fee plus all costs, fees and expenses incurred by Bancorp in connection with the preparation, negotiation, execution and performance of this Agreement (including reasonable legal and accounting fees) which shall be the sole and exclusive remedy of Bancorp in connection with such termination of this Agreement.

         (b) The representations, warranties and agreements set forth in this Agreement shall not survive the Effective Time and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time, no party shall have any liability to the other on account of any breach or failure of any of those representations, warranties, covenants and agreements, provided, however that the foregoing clause (i) shall not apply to agreements of the parties which by their terms are intended to be performed after the Effective Time and (ii) shall not relieve any party or person for liability for fraud or intentional misrepresentation.

         (c) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by Sturgis' shareholders, there may not be, without further approval of such shareholders, any extension or waiver or this Agreement or any portion hereof which reduces the amount or changes the form of consideration to be delivered to the holders of Sturgis Common Stock. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or a estoppel with respect to, any subsequent waiver or extension.

         6.3 PAYMENT OF EXPENSES. Except as otherwise provided herein, each party shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby; provided, however, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus, and all filing and other fees paid to the SEC in connection with the Consolidation, shall be borne equally by Sturgis and Bancorp.

                                  ARTICLE SEVEN
                                OTHER AGREEMENTS

         7.1       ADDITIONAL AGREEMENTS.

         (a) If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all necessary action as may be reasonably requested by, and at the sole expense of, Bancorp.

         (b) Except as provided in SECTION 1.12(E) above, each party shall use all commercially reasonable efforts to cause to be delivered to the other the independent accountants letter, dated as of the Closing, stating that accounting for the Consolidation is as a "pooling of interest" under opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

         7.2 ADVICE OF CHANGES. Each party shall promptly advise the other party of any change or event having a material adverse effect on it or which it believes would or would reasonably be likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

                                  ARTICLE EIGHT
                                     GENERAL

         8.1 AMENDMENTS. Subject to applicable law, this Agreement may be amended, whether before or after any shareholder approval hereof, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that after the approval of this Agreement by the shareholders of Sturgis, no such amendment may change the amount or form of the consideration to be delivered hereunder without such shareholders' approval. This Agreement may not be amended except by a written instrument executed on behalf of each of the parties.

         8.2 CONFIDENTIALITY. All information disclosed by any party to any other party, whether prior or subsequent to the date of this Agreement, including without limitation, any information obtained pursuant to SECTION 3.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than herein contemplated, all in accordance with the terms of the Confidentiality Agreement between the parties dated September 9, 1999 (the "Confidentiality Agreement"). In the event of the termination of this Agreement, each party shall upon request use all reasonable efforts to promptly return to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproduction) that include information subject to the confidentiality requirements set forth above.

         8.3 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Michigan except to the extent certain matters may be governed by federal law.

         8.4 NOTICES. All notice and other communication required or permitted hereunder shall be in writing and shall be deemed given if mailed by registered or certified mail (postage prepaid and return receipt requested) addressed as follows:

         If to Sturgis:             Sturgis Bank & Trust Company
                                    P.O. Box 600
                                    Sturgis, Michigan 49091
                                    Attn:  Leonard L. Eishen
                                    Fax:  (616) 651-5512

         With a copy to:            Dresser, Dresser, Gilbert & Haas, P.C.
                                    112 South Monroe Street
                                    Sturgis, Michigan 49091
                                    Attn:  John R. Dresser, Esq.
                                    Fax:  (616) 651-2361

         If to Bancorp:             Southern Michigan Bancorp, Inc.
                                    51 West Pearl
                                    Coldwater, Michigan 49036
                                    Attn:  James T. Grohalski
                                    Fax:  (517) 278-8469

         With a copy to:            Miller, Canfield, Paddock & Stone, P.L.C.
                                    444 West Michigan Avenue
                                    Kalamazoo, Michigan 49007-3714
                                    Attn:  John R. Cook, Esq.
                                    Fax: (616) 382-0244

(or such other address as shall be furnished in writing by either party to the other), and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by facsimile transmission, hand delivery or overnight courier and in such event shall be deemed to have been given as of the date received by the addressee.

         8.5 NO ASSIGNMENT. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, except as contemplated hereby.


         8.6 HEADINGS. The description of the Articles and Sections of this Agreement are inserted for convenience only and are not a part of this Agreement.


         8.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

         8.8 CONSTRUCTION AND INTERPRETATION. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it. Each of the Exhibits and Schedules referred to in, and/or attached to this Agreement, are an integral part of this Agreement and are incorporated in this Agreement by reference. In the event of a conflict between the terms of this Agreement and any Exhibit, Schedule or other attachment hereto, the terms of this Agreement shall control, unless prohibited by applicable law. No provision of this Agreement shall be construed to require either party or their Subsidiaries to take any action which would violate any applicable law, rule or regulation. Except as the context otherwise requires, all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and all references to state and federal statutes or regulations shall be deemed to refer to any successor statute or regulation. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Whenever in this Agreement "or" is used, it is used in the inclusive sense of "and/or" unless otherwise specified.

         8.9 ENTIRE AGREEMENT. This Agreement, together with the Schedules, lists, Exhibits and certificates referred to herein or required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with SECTION 8.1 hereof, constitutes the entire agreement of the parties and supersedes any prior written or oral agreement or understanding among any parties pertaining to the Consolidation, except that the Confidentiality Agreement shall remain in full force and effect as contemplated in SECTION 8.2 hereof.

         8.10 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if such provision in this Agreement is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.11 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any person (other than the parties hereto and their respective successors and assigns) permitted hereby, to any claim, cause of action, remedy or right of any kind.

         8.12 NO EMPLOYMENT SOLICITATION. If this Agreement is terminated, the parties hereto agree that for a period of twelve (12) months subsequent to such termination (i) none of the parties shall, without first obtaining the prior written consent of the other, directly or indirectly, solicit the employment of any current Director, officer or employee of the other party or any Subsidiary of such other party and (ii) none of the parties shall actively solicit business relationships with clients of the other party or any Subsidiary of such other party solely as the result of review of the information contemplated in SECTION 8.2 hereof. This provision shall supercede in entirety the second sentence of Section 6 of the Confidentiality Agreement.

         8.13 CONSENT TO JURISDICTION. Each of the parties consent to the exclusive personal jurisdiction and venue of the courts, state and federal, for St. Joseph County, State of Michigan, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.

         8.14 FURTHER ASSURANCES. At the request of any party to this Agreement, the other party shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement. In the event any party to this Agreement shall be involved in litigation, threatened litigation or government inquiries with respect to a matter covered by this Agreement, every other party to this Agreement shall also make available to such party, at reasonable times and subject to reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings.

         8.15 REMEDIES. Unless expressly made the exclusive remedy by the terms of this Agreement, all remedies provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies provided by law and by any other agreement between the parties.

         IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its duly authorized officers as of the date first set forth above.


                                  STURGIS BANK & TRUST COMPANY


                                  /s/  Leonard L. Eishen
                                  ----------------------------------------------
                                  By:      Leonard L. Eishen
                                  Title:   President and Chief Executive Officer


                                  SOUTHERN MICHIGAN BANCORP, INC.


                                  /s/  James T. Grohalski
                                  ----------------------------------------------
                                  By:      James T. Grohalski
                                  Title:   President and Chief Executive Officer